UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934
Date of Report (Date of earliest event reported): November 7, 2005
Oxford Industries, Inc.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation)	001-04365 (Commission File Number)	58-0831862 (IRS Employer Identification No.)

222 Piedmont Avenue, NE, Atlanta, GA. (Address of principal executive offices)	30308 (Zip Code)
Registrant’s telephone number, including area code (404) 659-2424
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
     On November 7, 2005, the Company’s Board of Directors approved the adoption of the Oxford Industries, Inc. Deferred Compensation Plan, effective January 1, 2006. The terms of that Plan will supercede those of the Oxford Industries, Inc. Non-Qualified Deferred Compensation Plan adopted effective January 1, 2001, and the Viewpoint International, Inc. Non-Qualified Deferred Compensation Plan adopted effective July 20, 2001, except with respect to amounts deferred prior to January 1, 2006, as provided in the Plan.
     Employees eligible to participate in the Plan shall be those employees of the Company and its participating subsidiaries who are part of a select group of management or highly compensated employees, as determined by the committee appointed by the Board to administer the Plan. Each employee eligible to participate in the Plan may generally defer up to 50% of base salary and 100% of eligible bonus, unless otherwise determined by the committee administering the Plan. That committee may also permit participants to defer up to 50% of commissions.
     Participants deferring compensation in excess of IRS limitations applicable to the Oxford Industries, Inc. Retirement Savings Plan shall receive a Company matching contribution in the Plan equal to (a) 100% of deferrals that do not exceed 3% of excess compensation and (b) 50% of deferrals that exceed 3% but do not exceed 5% of excess compensation. The Company may also make discretionary contributions to the Plan, subject to the prior approval of the Nominating, Compensation and Governance Committee of the Board. Participants will be able to hypothetically invest their Plan account balances in one or more phantom investment funds selected by the committee administering the Plan.
Item 9.01.    Financial Statements and Exhibits.
(C) Exhibits
Exhibit 10.1 – Oxford Industries, Inc. Deferred Compensation Plan.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OXFORD INDUSTRIES, INC. (Registrant)
November 10, 2005	By:	/s/ Sheridan B. Johnson
Sheridan B. Johnson
Secretary